Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-79755 on Form N-1A of our reports dated January 13, 2026 , relating to the consolidated financial statements and consolidated financial highlights of Fidelity Growth Company Fund and Fidelity Growth Company K6 Fund, and our report  dated January 14, 2026, relating to the consolidated financial statements and consolidated financial highlights of Fidelity Series Growth Company Fund, appearing on Form N-CSR of Fidelity MT. Vernon Street Trust for the year ended November 30, 2025, and to the references to us under the headings “Consolidated Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” or “Independent Registered Public Accounting Firms” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 21, 2026